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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                        (Amendment No.             )*
                                      -------------

                          Stillwater Mining Company
- --------------------------------------------------------------------------------
                               (Name of Issuer)


                        Common Stock, $0.01 Par Value
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  86074Q 10 2
                             --------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 5 Pages

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CUSIP No. 86074Q 10 2               13G                  Page 2 of 5 Pages



- --------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Manville Corporation
      84 - 0856796
- --------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

- --------------------------------------------------------------------------------
 3    SEC USE ONLY



- --------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

- --------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  5,387,500

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     0
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  5,387,500

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     0

- -------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     5,387,500

- --------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          /  /

- --------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     26.8%

- --------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

                                     CO

- --------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 5 pages

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Item 1 (a).     Name of Issuer:

                STILLWATER MINING COMPANY

Item 1 (b).     Address of Issuer's Principal Executive Offices.

                HC 54, Box 365
                Nye, Montana  59061

Item 2 (a).     Name of Person Filing.

                MANVILLE CORPORATION

       (b).     Address of Principal Business Office.

                717 17th Street
                Denver, Colorado 80202

       (c).     Citizenship.

                Delaware

       (d).     Title of Class of Securities.

                Common Stock, $0.01 Par Value

       (e).     CUSIP Number

                86074Q 10 2

Item 3.         Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b).

                Not Applicable

Item 4 (a).     Ownership.

                5,387,500

       (b).     26.8%

       (c) (i)     5,387,500
           (ii)    0
           (iii)   5,387,500
            (iv)   0

Item 5.         Ownership of Five Percent or Less of a Class.

                Not Applicable





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Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            See Schedule A

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certification.

            Not Applicable

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                February 13, 1995
                                                ------------------------------
                                                Date

                                                Richard B. Von Wald
                                                ------------------------------
                                                Signature

                                                Senior Vice President, General
                                                Counsel and Secretary
                                                ------------------------------
                                                Name/Title




                                 4 of 5 pages

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                                  SCHEDULE A


     Manville Mining Company, a Delaware Corporation, owns all the securities identified on the Schedule 13G. Manville Mining Company is a wholly owned subsidiary of Manville Corporation.




                                 5 of 5 pages